CONSENT OF INDEPENDENT AUDITOR

	FOR ATLAS-ENERGY FOR THE NINETIES-PUBLIC #5 LTD.


The firm, as Independent Certified Public Accountants, hereby consents to the use of the audit report dated February 11, 1997 on the balance sheet of Atlas-Energy for the Nineties-Public #5 Ltd., a Pennsylvania Limited Partnership as of December 31, 1996, and the related statements of income, changes in partners' capital accounts and cash flows for the period July 26, 1996 (date of formation) to December 31, 1996, in the U.S. Securities and Exchange Commission Form 10-KSB and any amendments thereto for Atlas-Energy for the Nineties-Public #5 Ltd.


			                                   McLaughlin & Courson
                                                Certified Public
Accountants






March 25, 1997
Pittsburgh, Pennsylvania